UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2006

UNION TANK CAR COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-5666	36-3104688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 W. Washington Street

Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

(312) 372-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 21, 2006, Robert K. Lorch was appointed to the Board of Directors of Union Tank Car Company (the “Company”) to fill a newly created vacancy resulting from the increase of the number of directors of the Company from 3 to 4 members pursuant to a resolution passed by the Board of Directors effective on the same date.

Mr. Lorch is currently Vice President and the Chief Financial Officer of Marmon Holdings, Inc. (“Holdings”), the sole stockholder of the Company, and Senior Vice President and Chief Financial Officer of The Marmon Group, Inc. (“Marmon”), an affiliate of the Company. Prior to joining Marmon in April 2002, Mr. Lorch was employed by Thomson Multimedia since 1988, serving as their Vice President, Global Picture Tube Business since 1998.

Mr. Lorch was appointed to the Board of Directors in connection with his employment by Holdings. Except for the foregoing, (i) Mr. Lorch was not appointed to the Board pursuant to any arrangement or understanding between him and any other persons, and (ii) Mr. Lorch has not entered into any related party transactions with the Company since the beginning of the Company’s last fiscal year and is not a party to any currently proposed transactions with the Company. There are no family relationships between Mr. Lorch and any of the Company’s other directors, executive officers or persons nominated or charged by the Company to become directors or executive officers. Mr. Lorch is not an employee of the Company, and as such, has no employment agreement with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2006

UNION TANK CAR COMPANY
(Registrant)

By:	/s/ Mark J. Garrette
Name:	Mark J. Garrette
Title:	Vice President
(principal financial officer
and principal accounting officer)